                                                                   Exhibit 17(c)

     FUND TYPE:
     _________________________________
     Stock and bond

     INVESTMENT OBJECTIVE:
     _________________________________
     Capital appreciation


            [LOGO]
     Prudential Distressed
     Securities Fund, Inc.

--------------------------------------------------------------------------------
PROSPECTUS: FEBRUARY 5, 1999

As with all mutual funds, the
Securities and Exchange
Commission has not approved
the Fund's shares, nor has the
SEC determined that this
prospectus is complete or
accurate. It is a criminal
offense to state otherwise.



                                   [LOGO OF PRUDENTIAL INVESTMENTS APPEARS HERE]

--------------------------------------------------------------------------------
   Table of Contents
--------------------------------------------------------------------------------

 1   Risk/Return Summary

 1   Investment Objective and Principal Strategies
 1   Principal Risks
 3   Evaluating Performance
 4   Fees and Expenses

 6   How the Fund Invests

 6   Investment Objective and Policies
 7   Other Investments
 9   Derivative Strategies
 10  Additional Strategies
 11  Investment Risks

 15  How the Fund is Managed

 15  Manager
 15  Investment Adviser
 15  Portfolio Managers
 15  Distributor
 16  Year 2000 Readiness Disclosure

 17  Fund Distributions and Tax Issues

 17  Distributions
 18  Tax Issues
 19  If You Sell or Exchange Your Shares

 21  How to Buy, Sell and Exchange Shares of the Fund

 21  How to Buy Shares
 28  How to Sell Your Shares
 32  How to Exchange Your Shares

 34  Financial Highlights

 34  Class A Shares
 35  Class B Shares
 36  Class C Shares

 37  The Prudential Mutual Fund Family

     For More Information (Back Cover)

--------------------------------------------------------------------------------


     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.  [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------

This section highlights key information about the PRUDENTIAL DISTRESSED SECURITIES FUND, INC., which we refer to as "the Fund." Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES
Our investment objective is CAPITAL APPRECIATION. This means we seek investments that will increase in value. We normally invest at least 65% of the Fund's total assets in the debt and equity securities of financially troubled companies and in equity securities of operationally troubled companies. We consider selling a security if it has increased in value to the point where we no longer consider it to be undervalued. We can buy foreign securities, trade claims and loan participations and assignments. We also may use derivatives. While we make every effort to achieve our objective, we can't guarantee success.

PRINCIPAL RISKS
Although we try to invest wisely, all investments involve risk. Our investment in the securities of financially and operationally troubled companies may result in large losses and/or share price volatility. Since the Fund invests in equities and debt, there is the risk that the price of a particular security we own could go down. In addition, the value of the equity markets or a sector of them could go down. Stock markets are volatile.
   The Fund invests in debt obligations which have credit, market and interest rate risks. Credit risk is the possibility that an issuer of debt obligations fails to pay the Fund interest or principal. Market risk, which may affect an industry, a sector or the entire market, is the possibility that the market value of an investment may move up or down and that its movement may occur quickly or unpredictably. Interest rate risk refers to the fact that the value of most bonds will fall when interest rates rise. The longer the maturity and the lower the credit quality of a bond, the more

--------------------------------------------------------------------------------
WE INVEST IN . . .
Financially troubled companies are in weak financial condition or bankrupt. Operationally troubled companies may have poor operating results and are undervalued or out of favor in comparison to their long-term potential for growth and income.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------

likely its value will decline. The Fund may invest more than 35% of its net assets in high-yield debt securities--also known as "junk" bonds--which have a higher risk of default and tend to be less liquid.
   The Fund may be subject to litigation risk or be unable to dispose of an investment because it may get involved in bankruptcy proceedings, reorganizations and financial restructurings.
   Since the Fund invests in foreign securities, there are additional risks. Foreign markets are often more volatile than U.S. markets. Changes in currency exchange rates can reduce or increase market performance.
   Some of our investment strategies--such as using derivatives and leverage-- also involve risk. The Fund may use risk management techniques to try to preserve assets or enhance return. These strategies may present above-average risks. Derivatives may not fully offset the underlying positions and this could result in losses to the Fund that would not otherwise have occurred. Leverage risk is the risk associated with investments or trading strategies that relatively small market movements may result in large changes in the value of an investment.
   Like any mutual fund, an investment in the Fund could lose value, and you could lose money. For more detailed information about the risks associated with the Fund, see "Investment Risks."
   An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.


--------------------------------------------------------------------------------

     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------

EVALUATING PERFORMANCE
A number of factors--including risk--can affect how the Fund performs. The following bar chart and table show the Fund's performance for each full calendar year of operation. They demonstrate the risks of investing in the Fund and how returns can change from year to year. Past performance does not mean that the Fund will achieve similar results in the future.

ANNUAL RETURNS/1/ (CLASS A SHARES)
--------------------------------------------------------------------------------

                                  [BAR GRAPH]

1997                                33.18%

1998                               -15.39%

BEST QUARTER: 14.40% (3rd quarter of 1997) WORST QUARTER: -19.79 (3rd quarter of
1998)
--------------------------------------------------------------------------------

1 These annual returns do not include sales charges. If the sales charges were included, the annual returns would be lower than those shown. Without the management fee waiver or expense reimbursement, the annual returns would have been lower, too.

 AVERAGE ANNUAL RETURNS/1/ (AS OF 12-31-98)
--------------------------------------------------------------------------------

                               1 YR          SINCE INCEPTION
  Class A shares             (19.62)%   .54% (since 3-26-96)
  Class B shares             (21.11)%   .58% (since 3-26-96)
  Class C shares             (17.94)%  1.28% (since 3-26-96)
  Lehman High Yield Bond/2/    1.60 %  8.56% (since 3-26-96)
  S&P 500/3/                  28.60 % 28.69% (since 3-26-96)
  Lipper Average/4/           19.99 % 15.07% (since 3-26-96)

1 The Fund's returns are after deduction of sales charges and expenses. Without the management fee waiver or expense reimbursement, the average annual returns would have been lower.
2 The Lehman Brothers High Yield Bond Index is a weighted index of corporate securities with one or more years to maturity that are publicly issued, rated below investment grade and have $50 million or more outstanding. These returns do not include the effect of any sales charges. These returns would be lower if they included the effect of sales charges. Source: Lipper Inc.
3 The Standard & Poor's 500 Stock Index (S&P 500)--an unmanaged index of 500 stocks of large U.S. companies--gives a broad look at how stock prices have performed. These returns do not include the effect of any sales charges. These returns would be lower if they included the effect of sales charges.
  Source: Lipper Inc.
4 The Lipper Average is based on the average return of all mutual funds in the Lipper Capital Appreciation Fund category and does not include the effect of any sales charges. Again, these returns would be lower if they included the effect of sales charges. Source: Lipper Inc.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------


FEES AND EXPENSES
This table shows the sales charges, fees and expenses for each share class of the Fund being offered--Class A, B and C. This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. Each share class has different sales charges--known as loads--and expenses, but represents an investment in the same fund. Class Z shares are not currently being offered. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Fund."

 SHAREHOLDER FEES/1/ (PAID DIRECTLY FROM YOUR INVESTMENT)
--------------------------------------------------------------------------------

                                             CLASS A    CLASS B    CLASS C
  Maximum sales charge (load) imposed on          5%       None         1%
  purchases (as a percentage of offering
  price)
  Maximum deferred sales charge (load)          None         5%/2/      1%/3/
  (as a percentage of the lower of original
  purchase price or sale proceeds)
  Maximum sales charge (load) imposed on        None       None       None
  reinvested dividends and other
  distributions
  Redemption fees                               None       None       None
  Exchange fee                                  None       None       None


 ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM FUND ASSETS)
-----------------------------------------------------------------------------
                                             CLASS A    CLASS B    CLASS C
  Management fees                               .75%       .75%       .75%
  +Distribution and service (12b-1) fees        .25%/4/   1.00%      1.00%
  +Other expenses                              2.94%      2.94%      2.94%
  =Total annual Fund operating expenses        3.94%/4/   4.69%      4.69%
  -Fee waiver or expense reimbursement         2.69%      2.69%      2.69%
  =NET EXPENSES                                1.25%/4/   2.00%/4/   2.00%/4/

1 Your broker may charge you a separate or additional fee for purchases and sales of shares.
2 The Contingent Deferred Sales Charge (CDSC) for Class B shares decreases by
  1% annually to 1% in the fifth and sixth years and 0% in the seventh year. Class B shares convert to Class A shares approximately seven years after purchase.
3 The CDSC for Class C shares is 1% for shares redeemed within 18 months of purchase.
4 For the fiscal year ending November 30, 1999, the Distributor of the Fund has contractually agreed to reduce its distribution and service fees for Class A shares to .25 of 1% of the average daily net assets of the Class A shares and PIFM has contractually agreed to subsidize the Fund's operating expenses so that total Fund operating expenses do not exceed 1.25%, 2.00% and 2.00% of the average net assets for Class A, Class B and Class C shares, respectively.


--------------------------------------------------------------------------------

     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.  [GRAPHIC]   (800) 225-1852

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------


EXAMPLE
This example will help you compare the fees and expenses of the Fund's different share classes and compare the cost of investing in the Fund with the cost of investing in other mutual funds.
   The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. After the first year, the example does not take into consideration the Manager's agreement to subsidize expenses. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

--------------------------------------------------------------------------------

                  1 YR 3 YRS  5 YRS  10 YRS
  Class A shares  $621 $1,406 $2,208 $4,287
  Class B shares  $703 $1,472 $2,247 $4,389
  Class C shares  $401 $1,260 $2,226 $4,666

You would pay the following expenses on the same investment if you did not sell your shares:

--------------------------------------------------------------------------------

                  1 YR 3 YRS  5 YRS  10 YRS
  Class A shares  $621 $1,406 $2,208 $4,287
  Class B shares  $203 $1,172 $2,147 $4,389
  Class C shares  $301 $1,260 $2,226 $4,666

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE AND POLICIES
The Fund's investment objective is CAPITAL APPRECIATION. This means we seek investments that will increase in value. While we make every effort to achieve our objective, we can't guarantee success.

   In pursuing our objective, we normally invest at least 65% of our total assets in the DEBT and EQUITY SECURITIES of financially troubled companies and in equity securities of operationally troubled companies. This means that we focus on companies that we think will react positively to changing economic conditions or where we think managements will act to overcome adversity, such as restructuring business operations.

--------------------------------------------------------------------------------
WE USE A CONTRARIAN APPROACH
To achieve our investment strategy, we generally take a strong contrarian approach to investing. In other words, we usually buy securities that are out of favor and that many other investors are selling, and we attempt to invest in companies and industries before other investors recognize their true value. Using these guidelines, we focus on long-term performance, not short-term gain.

--------------------------------------------------------------------------------

   The Fund invests in a wide variety of debt and equity securities. We buy debt and equity securities of companies of every size--small, medium and large capitalization. The Fund may invest in equity-related securities, including convertible securities, non-convertible preferred stock, warrants and rights that can be exercised to obtain stock, investments in various types of business ventures, including partnerships and joint ventures, and similar securities.

   The Fund will invest in debt obligations. Issuers use bonds and other debt obligations to borrow money from investors. The issuer pays a fixed or variable rate of interest to the investor and must repay the amount borrowed at maturity. Troubled investments may not pay interest or even principal at maturity. We can invest in corporate, noncorporate or municipal obligations and also in convertible securities, zero coupon bonds, pay-in-kind securities and deferred payment securities. We can also invest in defaulted securities (obligations rated D by S&P or C by Moody's) and low-quality securities which are speculative, including high-yield or junk bonds (obligations rated below BBB by S&P or Baa by Moody's). We may



--------------------------------------------------------------------------------

     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.  [GRAPHIC]   (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

also invest in obligations that are not rated, but that we believe are of comparable quality to these obligations. Generally, we consider selling a security when it has increased in value to the point where it is no longer undervalued in the opinion of the investment adviser.

TRADE CLAIMS
The Fund may invest in trade claims which are a right of payment due from obligations of a bankrupt or troubled company. Trade claims typically are bought and sold at a discount based on the expected timing and extent of recovery.

LOAN PARTICIPATIONS AND ASSIGNMENTS
The Fund may invest in fixed and floating rate loans (secured or unsecured) made to financially troubled companies by banks, insurance companies and government institutions. The Fund may invest in a portion of a loan (Participations) and assignments of all or a portion of loans (Assignments). The Participations and Assignments are high-yield, non-convertible corporate debt of varying maturities. With Participations, the Fund has the right to receive payments of principal, interest and fees, which it is due from the lender conditioned upon the lender's receipt of payment from the borrower. With Assignments, the Fund has direct rights against the borrower on the loan, but its rights may be more limited than the lenders'.

FOREIGN SECURITIES
We may invest up to 30% of the Fund's total assets in money market instruments, fixed-income securities, stock and other equity-related securities of foreign issuers, including those in developing countries, denominated in U.S. dollars or foreign currencies. For these purposes, we do not consider American Depositary Receipts and other similar receipts or shares to be foreign securities.
   For more information, see "Investment Risks" below and the Statement of Additional Information, "Description of the Fund, Its Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Fund. To obtain a copy, see the back cover page of this prospectus.
   The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board of the Fund can change investment policies that are not fundamental.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------


OTHER INVESTMENTS
In addition to the above principal strategies, we may also make the following investments to try to increase the Fund's returns or protect its assets if market conditions warrant.

MUNICIPAL SECURITIES
The Fund may invest in municipal bonds, including general obligation and revenue bonds, issued by states, municipalities, local governments and their agencies and authorities. It may also invest in municipal lease obligations, where interest and principal are payable out of lease payments made by the party leasing the facilities financed by the issue, and in municipal notes, including tax, revenue and bond anticipation notes, which are issued to obtain funds for various public purposes.

MONEY MARKET INSTRUMENTS
Under normal circumstances, the Fund may invest up to 35% of its total assets in MONEY MARKET INSTRUMENTS, which include the commercial paper of U.S. and non-U.S. corporations, short-term obligations of U.S. and foreign banks and short-term obligations issued or guaranteed by the U.S. government or its agencies. The Fund also may temporarily hold these instruments and U.S. Treasury securities until it invests the proceeds from new sales of Fund shares or to meet ordinary daily cash needs. Generally, money market instruments provide a fixed rate of return, but provide less opportunity for capital appreciation than stocks. The Fund may invest in commercial paper of financially or operationally troubled companies.

SHORT SALES
The Fund may use short sales, where it sells a security it does not own, with the expectation of a decline in the market value of that security. To complete the transaction, the Fund will borrow the security to make delivery to the buyer. The Fund must replace the security borrowed by purchasing it at the market price at the time of replacement. The price at that time may be more or less than the price at which the Fund sold the security. The Fund is required to pay the lender any dividends or interest accrued. To borrow the security, the Fund may pay a premium which would increase the cost of the security sold.


--------------------------------------------------------------------------------

     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.  [GRAPHIC]   (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------


TEMPORARY DEFENSIVE INVESTMENTS
In response to adverse market, economic or political conditions, we may temporarily invest up to 100% of the Fund's assets in money market instruments. Investing heavily in these securities limits our ability to achieve capital appreciation, but may help to preserve the Fund's assets when the equity markets are unstable.

REPURCHASE AGREEMENTS
The Fund may also use REPURCHASE AGREEMENTS, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund.

DERIVATIVE STRATEGIES
We may use alternative derivative strategies to try to improve the Fund's returns or protect its assets, although we cannot guarantee that these strategies will work, that the instruments necessary to implement these strategies will be available or that the Fund will not lose money. Derivatives--such as futures, options, foreign currency forward contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying investment--a security, market index, currency, interest rate or some other benchmark--will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or use any particular instrument. Any derivatives we use may not match the Fund's underlying holdings.

OPTIONS
The Fund may purchase and sell put and call options on securities, financial indices and currencies traded on U.S. or foreign securities exchanges or in the over-the-counter market. An option is the right to buy or sell securities in exchange for a premium. The options may be on debt or equity securities. The Fund will sell only covered options.

FUTURES CONTRACTS AND RELATED OPTIONS; FOREIGN CURRENCY FORWARD CONTRACTS
The Fund may purchase and sell financial futures contracts and related options on debt and equity securities, including U.S. government securities,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

financial indices and foreign currencies. A futures contract is an agreement to buy or sell a set quantity of an underlying product at a future date, or to make or receive a cash payment based on the value of a securities index. The Fund also may enter into foreign currency forward contracts to protect the value of its assets against future changes in the level of foreign exchange rates. A foreign currency forward contract is an obligation to buy or sell a given currency on a future date and at a set price.

   For more information about these strategies, see the SAI, "Description of the Fund, Its Investments and Risks--Risk Management and Return Enhancement Strategies."

ADDITIONAL STRATEGIES
The Fund also follows certain policies when it BORROWS MONEY (the Fund can borrow up to 33 1/3% of the value of its total assets); LENDS ITS SECURITIES to others (the Fund can lend up to 30% of the value of its total assets, including collateral received in the transaction); and HOLDS ILLIQUID SECURITIES (the Fund may hold up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions, those without a readily available market and repurchase agreements with maturities longer than seven days). The Fund is subject to certain investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

PORTFOLIO TURNOVER
The Fund may have an annual portfolio turnover rate of up to 200%. Portfolio turnover is generally the percentage found by dividing the lesser of portfolio purchases or sales by the monthly average value of the portfolio. High portfolio turnover (100% or more) results in higher brokerage commissions and other transaction costs and can affect the Fund's performance. It can also result in a greater amount of distributions as ordinary income rather than long-term capital gains.


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]   (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

INVESTMENT RISKS
As noted, all investments involve risk, and investing in the Fund is no exception. Since the Fund's holdings can vary significantly from broad market indices, performance of the Fund can deviate from performance of the indices. This chart outlines the key risks and potential rewards of the Fund's principal and other investments. See, too, "Description of the Fund, Its Investments and Risks" in the SAI.

 INVESTMENT TYPE
 % OF FUND'S TOTAL       RISKS                  POTENTIAL REWARDS
 ASSETS
--------------------------------------------------------------------------------

 DEBT OBLIGATIONS     . The Fund's            . Regular interest
 Percentage varies      holdings, share         income
                        price, yield and      . Generally more
                        total return may        secure than
                        fluctuate in            stocks since
                        response to bond        companies must
                        market movements        pay their debts
                      . Credit risk--the        before they pay
                        default of an           dividends
                        issuer would          . Most bonds rise
                        leave the Fund          in value when
                        with unpaid             interest rates
                        interest or             fall
                        principal. The        . Junk bonds offer
                        lower a bond's          higher yields
                        quality, the            and higher
                        higher its              potential gains
                        potential
                        volatility
                      . Market risk--the
                        risk that the
                        market value of
                        an investment may
                        move up or down,
                        sometimes rapidly
                        or unpredictably.
                        Market risk may
                        affect an
                        industry, a
                        sector or the
                        market as a whole
                      . Interest rate
                        risk--the value
                        of most bonds
                        will fall when
                        interest rates
                        rise. The longer
                        a bond's maturity
                        and the lower its
                        credit quality,
                        the more its
                        value typically
                        falls. It can
                        lead to price
                        volatility
                      . Junk bonds have a
                        higher risk of
                        default, tend to
                        be less liquid
                        and may be more
                        difficult to
                        value
--------------------------------------------------------------------------------
 TROUBLED HOLDINGS    . Contractual           . Significant
 At least 65%           obligations where       capital
                        the amount paid         appreciation and
                        and timing are          current income
                        less predictable
                        than other less
                        speculative
                        holdings

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------


 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL       RISKS                  POTENTIAL REWARDS
 ASSETS
--------------------------------------------------------------------------------

 TROUBLED HOLDINGS    . During an
 (CONT'D)               economic downturn
                        or recession,
                        these holdings
                        are more likely
                        to decline in
                        value than other
                        contractual
                        obligations

                      . See Debt
                        obligations and
                        Equity securities

--------------------------------------------------------------------------------
 EQUITY SECURITIES    . Individual stocks     . Historically,
                        could lose value        stocks have
                                                outperformed
                                                other
                                                investments over
                                                the long term

 Percentage varies    . The equity
                        markets could go
                        down, resulting       . Generally,
                        in a decline in         economic growth
                        value of the            means higher
                        Fund's                  corporate
                        investments             profits, which
                      . Changes in              leads to an
                        economic or             increase in
                        political               stock prices,
                        conditions, both        known as capital
                        domestic and            appreciation
                        international,
                        may result in a
                        decline in value
                        of the Fund's
                        investments

--------------------------------------------------------------------------------
 TRADE CLAIMS         . See credit risk       . A trade claim is
                        and market risk         priced at a
                        above                   discount and may
                                                appreciate
                                                significantly

 Percentage varies    . The amount of the
                        claim may be
                        disputed by the
                        obligor
                      . Volatile pricing
                        due to a less
                        liquid market
                        with a small
                        number of buyers
                        and brokers
                      . Gains may not
                        qualify under the
                        Internal Revenue
                        Code
                      . May be obligated
                        to purchase
                        larger trade
                        claim than
                        initially
                        anticipated
                      . Sellers of trade
                        claims may fail
                        to indemnify the
                        Fund against loss
                        due to seller's
                        bankruptcy or
                        insolvency

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]   (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------


 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL       RISKS                  POTENTIAL REWARDS
 ASSETS
--------------------------------------------------------------------------------

 LOAN                 . See credit risk       . A source of
 PARTICIPATIONS         and market risk         income
 AND ASSIGNMENTS      . The Fund is also      . May offer right
 Percentage varies      subject to credit       to receive
                        risk of the             principal,
                        lender                  interest and
                      . No right to             fees without as
                        enforce                 much risk as a
                        compliance by the       lender
                        borrower in a
                        loan
                        participation

--------------------------------------------------------------------------------
                      . Foreign markets,      . Investors can
 FOREIGN                economies and           participate in
 SECURITIES             political systems       the growth of
 Up to 30%              may not be as           foreign markets
                        stable as in the        and companies
                        U.S.,                   operating in
                        particularly            those markets
                        those in              . Changing values
                        developing              of foreign
                        countries               currencies
                      . Currency risk--       . Opportunities
                        changing values         for
                        of foreign              diversification
                        currencies
                      . May be less
                        liquid than U.S.
                        stocks and bonds
                      . Differences in
                        foreign laws,
                        accounting
                        standards and
                        public
                        information,
                        custody and
                        settlement
                        practices
                      . Year 2000
                        conversion may be
                        more of a problem
                        for some foreign
                        issuers

--------------------------------------------------------------------------------
 MUNICIPAL            . See credit risk,      . Regular interest
 SECURITIES             market risk and         income
 Percentage varies      interest rate         . Most municipal
                        risk                    securities rise
                      . Revenue bonds are       in value when
                        payable only from       interest rates
                        the revenue of          fall
                        the designated
                        source
                      . With municipal
                        lease
                        obligations,
                        municipality may
                        not appropriate
                        funds for lease
                        payments
                      . May be subject to
                        political or
                        natural event
                        risks

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------


 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL       RISKS                  POTENTIAL REWARDS
 ASSETS
--------------------------------------------------------------------------------

 DERIVATIVES          . Derivatives such      . The Fund could
 Percentage varies      as futures,             make money and
                        options and             protect against
                        foreign currency        losses if the
                        forward contracts       investment
                        may not fully           analysis proves
                        offset the              correct
                        underlying            . Derivatives that
                        positions and           involve leverage
                        this could result       could generate
                        in losses to the        substantial
                        Fund that would         gains at low
                        not have                cost
                        otherwise             . One way to
                        occurred                manage the
                      . Derivatives used        Fund's
                        for risk                risk/return
                        management may          balance is to
                        not have the            lock in the
                        intended effects        value of an
                        and may result in       investment ahead
                        losses or missed        of time
                        opportunities
                      . The other party
                        to a derivatives
                        contract could
                        default
                      . Derivatives that
                        involve leverage
                        could magnify
                        losses
                      . Certain types of
                        derivatives
                        involve costs to
                        the Fund that can
                        reduce returns

--------------------------------------------------------------------------------
                      . May be difficult      . May offer a more
 ILLIQUID               to value                attractive yield
 SECURITIES             precisely               or potential for
 Up to 15% of net     . May be difficult        growth than more
 assets                 to sell at the          widely traded
                        time or price           securities
                        desired

--------------------------------------------------------------------------------
                      . Limits potential      . May preserve the
 MONEY MARKET           for capital             Fund's assets
 INSTRUMENTS            appreciation
 Up to 100% on a      . See credit risk
 temporary basis        and market risk

--------------------------------------------------------------------------------


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]   (800) 225-1852

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   How the Fund is Managed
--------------------------------------------------------------------------------

MANAGER
PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NJ 07102-4077

   Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. For the fiscal year ended November 30, 1998, the Fund paid PIFM management fees of .75% of the Fund's average net assets.
   As of December 31, 1998, PIFM served as the Manager to all 46 of the Prudential Mutual Funds, and as Manager or administrator to 22 closed-end investment companies, with aggregate assets of approximately $70.5 billion.

INVESTMENT ADVISER
The Prudential Investment Corporation, called Prudential Investments, is the Fund's investment adviser. Its address is Prudential Plaza, 751 Broad Street, Newark, NJ 07102. PIFM has responsibility for all investment advisory services, supervises Prudential Investments and reimburses Prudential Investments for its reasonable costs and expenses.

PORTFOLIO MANAGERS
GEORGE EDWARDS, a Managing Director of Prudential Investments, and PAUL PRICE, CFA, Vice President of Prudential Investments, are co-managers of the Fund. Mr. Edwards has managed the Fund since its inception in 1996 and has been employed at Prudential since 1985. Mr. Edwards has day-to-day responsibility for the high yield desk. Mr. Price has managed the Fund since January 1998 and has been employed at Prudential since 1987 as an investment professional.

DISTRIBUTOR
Prudential Investment Management Services LLC (PIMS) distributes the Fund's shares under a Distribution Agreement with the Fund. The Fund has Distribution and Service Plans under Rule 12b-1 of the Investment Company Act. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Fund's Class A, B and C shares and provides certain shareholder support services. The Fund pays distribution

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                                                                        15
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--------------------------------------------------------------------------------
   How the Fund is Managed
--------------------------------------------------------------------------------

and other fees to PIMS as compensation for its services for the Class A, B and C shares. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" table.

YEAR 2000 READINESS DISCLOSURE
The services provided to the Fund and the shareholders by the Manager, the Distributor, the Transfer Agent and the Custodian depend on the smooth functioning of their computer systems and those of outside service providers. Many computer software systems in use today cannot distinguish the year 2000 from the year 1900 because of the way dates are encoded and calculated. Such event could have a negative impact on handling securities trades, payments of interest and dividends, pricing and account services. Although, at this time, there can be no assurance that there will be no adverse impact on the Fund, the Manager, the Distributor, the Transfer Agent and the Custodian have advised the Fund that they have been actively working on necessary changes to their computer systems to prepare for the year 2000. The Fund and its Board receive and have received since early 1998 satisfactory quarterly reports from the principal service providers as to their preparations for year 2000 readiness, although there can be no assurance that the service providers (or other securities market participants) will successfully complete the necessary changes in a timely manner. Moreover, the Fund at this time has not considered retaining alternative service providers or directly undertaken efforts to achieve year 2000 readiness, the latter of which would involve substantial expenses without an assurance of success.
   Additionally, issuers of securities generally, as well as those purchased by the Fund, may confront year 2000 compliance issues which, if material and not resolved, could have an adverse impact on securities markets and/or a specific issuer's performance and result in a decline in the value of the securities held by the Fund.


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]   (800) 225-1852

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   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund distributes DIVIDENDS of ordinary income and any realized net CAPITAL GAINS to shareholders. These distributions are subject to taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA) or some other qualified tax-deferred plan or account.
  Also, if you sell shares of the Fund for a profit, you may have to pay capital gains taxes on the amount of your profit, again unless you hold your shares in a qualified tax-deferred plan or account.
  The following briefly discusses some of the important federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS
Because of the Fund's emphasis on financially and operationally troubled issuers and its investment policies, the Fund is unlikely to receive dividend income on its portfolio securities. The Fund distributes DIVIDENDS of any net investment income to shareholders, typically annually. For example, if the Fund owns ACME Corp. stock and the stock pays a dividend, the Fund will pay out a portion of this dividend to its shareholders, assuming the Fund's income is more than its costs and expenses. The dividends you receive from the Fund will be taxed as ordinary income, whether or not they are reinvested in the Fund.
  The Fund also distributes realized net CAPITAL GAINS to shareholders-- typically once a year--which are generated when the Fund sells its assets for a profit. For example, if the Fund bought 100 shares of ACME Corp. stock for a total of $1,000 and more than one year later sold the shares for a total of $1,500, the Fund has net long-term capital gains of $500, which it will pass on to shareholders (assuming the Fund's total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Fund holds the security--if a security is held more than one year before it is sold, LONG-TERM capital gains are taxed at the rate of 20%, but if the security is held one year or less, SHORT-TERM capital gains are taxed at ordinary income rates of up to 39.6%. Different rates apply to corporate shareholders.
  For your convenience, Fund distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Fund without any sales charge. If you

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

ask us to pay the distributions in cash, we will send you a check if your account is with the Transfer Agent. Otherwise, if your account is with a broker you will receive a credit to your account. Either way, the distributions may be subject to taxes, unless your shares are held in a qualified tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES
FORM 1099
Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Fund as part of a qualified tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you take any distributions from your qualified tax-deferred plan or account.
  Fund distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders are eligible for the 70% dividends-received deduction for certain dividends.

WITHHOLDING TAXES
If federal tax law requires you to provide the Fund with your tax identification number and certifications as to your tax status, and you fail to do this, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. If you are subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.

IF YOU PURCHASE JUST BEFORE RECORD DATE
If you buy shares of the Fund just before the record date (the date that determines who receives the distribution), that distribution will be paid to


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]   (800) 225-1852

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   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well, since you bought shares one day, and soon thereafter received a distribution. That is not so because when dividends are paid out, the value of each share of the Fund decreases by the amount of the dividend and the market changes (if any) to reflect the payout. The distribution you receive makes up for the decrease in share value. However, the timing of your purchase does mean that part of your investment came back to you as taxable income.

QUALIFIED RETIREMENT PLANS
Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax-free. Please contact your financial adviser for information on a variety of Prudential Mutual Funds that are suitable for retirement plans offered by Prudential.

IF YOU SELL OR EXCHANGE YOUR SHARES
If you sell any shares of the Fund for a profit, you have REALIZED A CAPITAL GAIN, which is subject to tax unless you hold shares in a qualified tax-deferred plan or account. The amount of tax you pay depends on how long you owned your shares. If you sell shares of the Fund for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.

   Exchanging your shares of the Fund for the shares of another Prudential Mutual Fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.

   Any gain or loss you may have from selling or exchanging Fund shares will not be reported on the Form 1099; however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold
--------------------------------------------------------------------------------

              Capital Gain
           +$ (taxes owed)
Receipts
from    $     or
Sale
           -$ Capital Loss
              (offset against gain)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

your shares in a qualified tax-deferred plan or account, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange-- Fund shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES
We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the IRS. For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Seven Years" in the next section.


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]  (800) 225-1852

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


HOW TO BUY SHARES
STEP 1: OPEN AN ACCOUNT
If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Fund for you, call Prudential Mutual Fund Services LLC (PMFS) at (800) 225-1852 or contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: INVESTMENT SERVICES
P.O. BOX 15020
NEW BRUNSWICK, NJ 08906-5020

  To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. For additional information about purchasing shares of the Fund, see the back cover page of this prospectus. We have the right to reject any purchase order (including an exchange into the Fund) or suspend or modify the Fund's sale of its shares.

STEP 2: CHOOSE A SHARE CLASS
Individual investors can choose among Class A, Class B and Class C shares of the Fund. When offered, Class Z shares will be available only to a limited group of investors.
  Multiple share classes let you choose a cost structure that better meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why it is called a Contingent Deferred Sales Charge, or CDSC), but the operating expenses each year are higher than the Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.
  When choosing a share class, you should consider the following:
  . The amount of your investment
  . The length of time you expect to hold the shares and the impact of the varying distribution fees

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                                                                        21

   How to Buy, Sell and
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   Exchange Shares of the Fund
--------------------------------------------------------------------------------

  . The different sales charges that apply to each share class--Class A's front-end sales charge vs. Class B's CDSC vs. Class C's low front-end sales charge and low CDSC
  . Whether you qualify for any reduction or waiver of sales charges
  . The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase
  See "How to Sell Your Shares" for a description of the impact of CDSCs.

Share Class Comparison. Use this chart to help you compare the Fund's different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.

--------------------------------------------------------------------------------

                              CLASS A          CLASS B         CLASS C
  Minimum purchase            $10,000          $10,000         $10,000
  amount
  Minimum amount for          $100             $100            $100
  subsequent purchases
  Maximum initial             5% of the public None            1% of the public
  sales charge                offering price                   offering price
  Contingent Deferred         None             If Sold During: 1% on sales
   Sales Charge                                Year 1       5% made within
   (CDSC)/1/                                   Year 2       4% 18 months of
                                               Year 3       3% purchase/1/
                                               Year 4       2%
                                               Years 5/6    1%
                                               Year 7       0%
  Annual distribution and     .30 of 1%        1%              1%
  service (12b-1) fees shown  (.25 of 1%
  as a percentage of average  currently)
  net assets/2/

1 For more information about the CDSC and how it is calculated, see "How to Sell Your Shares--Contingent Deferred Sales Charge (CDSC)." Class C shares bought before November 2, 1998 have a 1% CDSC if sold within one year.

2 These distribution fees are paid from the Fund's assets on a continuous basis. Over time, the fees will increase the cost of your investment and may cost you more than paying other types of sales charges. The service fee for Class A, Class B and Class C shares is .25 of 1%. The distribution fee for Class A shares is limited to .30 of 1% (including the .25 of 1% service fee) and is .75 of 1% for Class B and Class C shares.


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]   (800) 225-1852

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   How to Buy, Sell and
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   Exchange Shares of the Fund
--------------------------------------------------------------------------------

REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE
The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

Increase the Amount of Your Investment. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows you how the sales charge decreases as the amount of your investment increases.

--------------------------------------------------------------------------------

                         SALES CHARGE AS %  SALES CHARGE AS %      DEALER
  AMOUNT OF PURCHASE     OF OFFERING PRICE OF AMOUNT INVESTED REALLOWANCE
  Less than $25,000                  5.00%              5.26%       4.75%
  $25,000 to $49,999                 4.50%              4.71%       4.25%
  $50,000 to $99,999                 4.00%              4.17%       3.75%
  $100,000 to $249,999               3.25%              3.36%       3.00%
  $250,000 to $499,999               2.50%              2.56%       2.40%
  $500,000 to $999,999               2.00%              2.04%       1.90%
  $1 million and above*               None               None        None

* If you invest $1 million or more, you can buy only Class A shares.

  To satisfy the purchase amounts above, you can:
  . invest with an eligible group of related investors;
  . buy the Class A shares of two or more Prudential Mutual Funds at the same time;
  . use your RIGHTS OF ACCUMULATION, which allow you to combine the value of Prudential Mutual Fund shares you already own with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent if you qualify for Rights of Accumulation); or
  . sign a LETTER OF INTENT, stating in writing that you or an eligible group of related investors will purchase a certain amount of shares in the Fund and other Prudential Mutual Funds within 13 months.

Benefit Plans. Benefit Plans can avoid Class A's initial sales charge if the Benefit Plan has existing assets of at least $1 million invested in shares of Prudential Mutual Funds (excluding money market funds other than those acquired under the exchange privilege) or 250 eligible employees or participants. For these purposes a Benefit Plan is a pension, profit-sharing

--------------------------------------------------------------------------------

                                                                        23
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   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

or other employee benefit plan qualified under Section 401 of the Internal Revenue Code, a deferred compensation or annuity plan under Sections 403(b) and 457 of the Internal Revenue Code, a "rabbi" trust or a nonqualified deferred compensation plan sponsored by an employer that has a tax-qualified benefit plan with Prudential. Class A shares may also be purchased without a sales charge by participants who are repaying loans from Benefit Plans where Prudential (or its affiliates) provides administrative or recordkeeping services, sponsors the product or provides account services.
  Certain Prudential retirement programs--such as PruArray Association Benefit Plans and PruArray Savings Programs--may also be exempt from Class A's sales charge. For more information, see the SAI or contact your financial adviser. In addition, waivers are available to investors in certain programs sponsored by brokers, investment advisers and financial planners who have agreements with the Prudential Investments Advisory Group relating to:
  . Mutual fund "wrap" asset allocation programs where the sponsor places
    Fund trades and charges its clients a management, consulting or other fee for its services; and
  . Mutual fund "supermarket" programs where the sponsor links its customers' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

Other Types of Investors. Other investors pay no sales charge, including certain officers, employees or agents of Prudential and its affiliates, Prudential Mutual Funds, the subadvisers of the Prudential Mutual Funds and clients of brokers that have entered into a selected dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information about reducing or eliminating Class A's sales charge, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

WAIVING CLASS C'S INITIAL SALES CHARGE
Benefit Plans. Benefit Plans (as defined above) may purchase Class C shares without paying an initial sales charge. Class C shares may also be purchased without an initial sales charge by participants who are repaying


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.  [GRAPHIC]   (800) 225-1852

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   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

loans from Benefit Plans where Prudential (or its affiliates) provides administrative or recordkeeping services, sponsors the product or provides account services.

Prudential Retirement Plans. The initial sales charge will be waived for purchases of Class C shares by both qualified and nonqualified retirement and deferred compensation plans participating in a PruArray Plan and other plans if Prudential also provides administrative or recordkeeping services.

Investments of Redemption Proceeds from Other Investment Companies. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated or one of its affiliates. Such purchases must be made within 60 days of the redemption. To qualify for this waiver, you must:
  . purchase your shares through an account at Prudential Securities, . purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation, or
  . purchase your shares through another broker.

  This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify either the Transfer Agent or your broker. The Transfer Agent may require any supporting documents it considers to be appropriate.

  In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares and up to 2% of the purchase price for Class C shares from their own resources.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY SEVEN YEARS
If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you received with reinvested dividends and other distributions. Since the 12b-1 fees for

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

Class A shares are lower than for Class B shares, converting to Class A shares lowers your Fund expenses.
  When we do the conversion, you will get fewer Class A shares than the number of Class B shares converted if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares-- Conversion Feature--Class B Shares."

STEP 3: UNDERSTANDING THE PRICE YOU'LL PAY
The price you pay for each share of the Fund is based on the share value. The share value of a mutual fund--known as the NET ASSET VALUE or NAV--is determined by a simple calculation--it's the total value of the Fund (assets minus liabilities) divided by the total number of shares outstanding.
For example, if the value of the investments held by Fund XYZ (minus its expenses) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund--or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the price of mutual funds daily.
  We determine the NAV of our shares once each business day at 4:15 p.m. New York Time on days that the New York Stock Exchange is open for trading. We do not determine NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect the NAV.
--------------------------------------------------------------------------------
MUTUAL FUND SHARES
The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example, if Fund XYZ holds ACME Corp. bonds in its portfolio and the price of ACME bonds goes up, while the value of the fund's other holdings remains the same and expenses don't change, the NAV of Fund XYZ will increase.

--------------------------------------------------------------------------------


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   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


WHAT PRICE WILL YOU PAY FOR SHARES OF THE FUND?
For Class A and Class C shares, you'll pay the public offering price, which is NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for Class B shares). Your broker may charge you a separate or additional fee for purchases of shares.

STEP 4: ADDITIONAL SHAREHOLDER SERVICES
As a Fund shareholder, you can take advantage of the following services and privileges:

Automatic Reinvestment. As we explained in the "Fund Distributions and Tax Issues" section, the Fund pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV, without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: ACCOUNT MAINTENANCE
P.O. BOX 15015
NEW BRUNSWICK, NJ 08906-5015

Retirement Plan Services. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs, or SEP-IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLES, SEP plans, Keoghs, 403(b) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.


--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

The PruTector Program. Optional group term life insurance--which protects the value of your Prudential Mutual Fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. This insurance is subject to various restrictions and charges and is not available in all states.

Systematic Withdrawal Plan. A systematic withdrawal plan is available that will provide you with monthly or quarterly checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

Reports to Shareholders. Every year we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about the Fund. To reduce Fund expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household unless you instruct us or your broker otherwise.

HOW TO SELL YOUR SHARES
You can sell your shares of the Fund for cash (in the form of a check) at any time, subject to certain restrictions.
  When you sell shares of the Fund--also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, he must receive your order to sell by 4:15 p.m. New York Time to process the sale on that day. Otherwise, contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: REDEMPTION SERVICES
P.O. BOX 15010
NEW BRUNSWICK, NJ 08906-5010

  Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]   (800) 225-1852

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   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

take up to 10 days from the purchase date. You can avoid delay if you purchase shares by wire, certified check or cashier's check. Your broker may charge you a separate or additional fee for sales of shares.

RESTRICTIONS ON SALES
There are certain times when you may not be able to sell shares of the Fund, or when we may delay paying you the proceeds from a sale. This may happen during unusual market conditions or emergencies when the Fund can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."
  If you are selling more than $50,000 of shares, you want the check sent to someone or some place that is not in our records or if you are a business or a trust and if you hold your shares directly with the Transfer Agent, you may have to have the signature on your sell order guaranteed by a financial institution. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares--Signature Guarantee."

CONTINGENT DEFERRED SALES CHARGE (CDSC)
If you sell Class B shares within six years of purchase or Class C shares within 18 months of purchase (one year for Class C shares purchased before November 2, 1998), you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:
  . Amounts representing shares you purchased with reinvested dividends and distributions
  . Amounts representing the increase in NAV above the total amount of payments for shares made during the past six years for Class B shares and 18 months for Class C shares (one year for Class C shares purchased before November 2, 1998)
  . Amounts representing the cost of shares held beyond the CDSC period (six years for Class B shares and 18 months for Class C shares)

  Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.

--------------------------------------------------------------------------------

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   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

  Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to the amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.
  As we noted before in the "Share Class Comparison" chart, the CDSC for Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth and 1% in the fifth and sixth years. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares-- which is applied to shares sold within 18 months of purchase (or one year for Class C shares purchased before November 2, 1998). For both Class B and Class C shares, the CDSC is the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.
  The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund.

WAIVER OF THE CDSC--CLASS B SHARES
The CDSC will be waived if the Class B shares are sold:
  . After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares owned in joint tenancy (with rights of survivorship), provided the shares were purchased before the death or disability
  . To provide for certain distributions--made without IRS penalty--from a tax-deferred retirement plan, IRA or Section 403(b) custodial account
  . On certain sales from a Systematic Withdrawal Plan


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   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


  For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Waiver of Contingent Deferred Sales Charge--Class B Shares."

WAIVER OF THE CDSC--CLASS C SHARES
Prudential Retirement Plans. The CDSC will be waived for purchases of Class C shares by both qualified and nonqualified retirement and deferred compensation plans participating in a PruArray Plan and other plans if Prudential also provides administrative or recordkeeping services. The CDSC will also be waived on redemptions from Benefit Plans sponsored by Prudential and its affiliates to the extent that the redemption proceeds are invested in The Guaranteed Investment Account (a group annuity insurance product sponsored by Prudential), the Guaranteed Insulated Separate Account (a separate account offered by Prudential) and shares of The Stable Value Fund (an unaffiliated bank collective fund).

Other Benefit Plans. The CDSC will be waived on redemptions from Benefit Plans holding shares through a broker not affiliated with Prudential and for which the broker provides administrative or recordkeeping services.

REDEMPTION IN KIND
If the sales of Fund shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Fund's net assets, we can then give you securities from the Fund's portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS
If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Fund's expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA or some other tax-deferred plan or account.

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


90-DAY REPURCHASE PRIVILEGE
After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Fund without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your new account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

RETIREMENT PLANS
To sell shares and receive a distribution from your retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.

HOW TO EXCHANGE YOUR SHARES
You can exchange your shares of the Fund for shares of the same class in certain other Prudential Mutual Funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Fund for Class A shares of another Prudential Mutual Fund, but you can't exchange Class A shares for Class B or Class C shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, at redemption the CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.
  If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: EXCHANGE PROCESSING
P.O. BOX 15010
NEW BRUNSWICK, NJ 08906-5010


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.      (800) 225-1852

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--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


  There is no sales charge for such exchanges. However, if you exchange--and then sell--Class B shares within approximately six years of your original purchase or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding periods for CDSC liability.
  Remember, as we explained in the section entitled "Fund Distributions and Tax Issues--If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."
  If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.

FREQUENT TRADING
Frequent trading of Fund shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Fund's investments. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Fund's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because we cannot predict how much cash the Fund will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The Fund may notify a market timer of rejection of an exchange or purchase order after the day the order is placed. If the Fund allows a market timer to trade Fund shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Financial Highlights
--------------------------------------------------------------------------------

The financial highlights will help you evaluate the Fund's financial performance. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Fund, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.
  Review each chart with the financial statements and report of independent accountants, which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.

CLASS A SHARES
The financial highlights for the two years ended November 30, 1998 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the period ended November 30, 1996 were audited by other independent auditors, whose reports were unqualified.

  CLASS A SHARES (FISCAL YEARS ENDED 11-30)
-----------------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE                    1998/5/ 1997/5/  1996/1/
  NET ASSET VALUE, BEGINNING OF PERIOD                $15.19  $11.85   $12.50
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income/2/                               .87     .49      .25
  Net realized and unrealized gain (loss) on
   investment transactions                            (2.69)    3.23    (.90)
  TOTAL FROM INVESTMENT OPERATIONS                    (1.82)    3.72    (.65)
-----------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income                (1.39)   (.38)      --
  Distributions in excess of net investment income     (.24)     --       --
  Distributions from net realized gains                (.17)     --       --
  TOTAL DISTRIBUTIONS                                 (1.80)   (.38)      --
  NET ASSET VALUE, END OF PERIOD                      $11.57  $15.19   $11.85
  TOTAL RETURN/3/                                   (13.19)%  32.35%  (5.20)%
-----------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                              1998    1997  1996/1/
  NET ASSETS, END OF PERIOD (000)                     $2,629  $1,976   $3,404
  Average net assets (000)                            $2,783  $2,167   $4,391
  RATIOS TO AVERAGE NET ASSETS/2/:
  Expenses, including distribution fees                1.25%   2.04% 2.76%/4/
  Expenses, excluding distribution fees                1.00%   1.79% 2.51%/4/
  Net investment income                                5.80%   3.73% 2.37%/4/
  Portfolio turnover                                    188%    175%      61%

--------------------------------------------------------------------------------
1 Information shown is for the period 3-26-96, when Class A shares were first offered, through 11-30-96.
2 Net of expense reimbursement.
3 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported.
4 Annualized.
5 Calculated based upon weighted average shares outstanding during the year.


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]    (800) 225-1852

--------------------------------------------------------------------------------
   Financial Highlights
--------------------------------------------------------------------------------


CLASS B SHARES
The financial highlights for the two years ended November 30, 1998 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the period ended November 30, 1996 were audited by other independent auditors, whose reports were unqualified.

  CLASS B SHARES (FISCAL YEARS ENDED 11-30)
-----------------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE                    1998/5/ 1997/5/  1996/1/
  NET ASSET VALUE, BEGINNING OF PERIOD                $15.16  $11.79   $12.50
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income/2/                               .76     .39      .16
  Net realized and unrealized gain (loss) on
  investment transactions                             (2.69)    3.24    (.87)
  TOTAL FROM INVESTMENT OPERATIONS                    (1.93)    3.63    (.71)
-----------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income                (1.27)   (.26)       --
  Distributions in excess of net investment income     (.21)      --       --
  Distributions from net realized gains                (.17)      --       --
  TOTAL DISTRIBUTIONS                                 (1.65)   (.26)       --
  NET ASSET VALUE, END OF PERIOD                      $11.58  $15.16   $11.79
  TOTAL RETURN/3/                                   (13.90)%  31.44%  (5.68)%
-----------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                              1998    1997  1996/1/
  NET ASSETS, END OF PERIOD (000)                     $3,477  $5,029   $5,387
  Average net assets (000)                            $4,862  $4,860   $6,650
  RATIOS TO AVERAGE NET ASSETS/2/:
  Expenses, including distribution fees                2.00%   2.79% 3.51%/4/
  Expenses, excluding distribution fees                1.00%   1.79% 2.51%/4/
  Net investment income                                5.05%   2.98% 1.59%/4/
  Portfolio turnover                                    188%    175%      61%

--------------------------------------------------------------------------------
1 Information shown is for the period 3-26-96, when Class B shares were first offered, through 11-30-96.
2 Net of expense reimbursement.
3 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported.
4 Annualized.
5 Calculated based upon weighted average shares outstanding during the year.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Financial Highlights
--------------------------------------------------------------------------------


CLASS C SHARES
The financial highlights for the two years ended November 30, 1998 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the period ended November 30, 1996 were audited by other independent auditors, whose reports were unqualified.

  CLASS C SHARES (FISCAL YEARS ENDED 11-30)
-----------------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE                    1998/5/ 1997/5/  1996/1/
  NET ASSET VALUE, BEGINNING OF PERIOD                $15.16  $11.79   $12.50
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income/2/                               .75     .39      .16
  Net realized and unrealized gain (loss) on
  investment transactions                             (2.69)    3.24    (.87)
  TOTAL FROM INVESTMENT OPERATIONS                    (1.94)    3.63    (.71)
-----------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income                (1.27)   (.26)       --
  Distributions in excess of net investment income     (.21)      --       --
  Distributions from net realized gains                (.17)      --       --
  TOTAL DISTRIBUTIONS                                 (1.65)   (.26)       --
  NET ASSET VALUE, END OF PERIOD                      $11.57  $15.16   $11.79
  TOTAL RETURN/3/                                   (13.90)%  31.44%  (5.68)%
-----------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                              1998    1997  1996/1/
  NET ASSETS, END OF PERIOD (000)                       $853    $831   $1,485
  Average net assets (000)                            $1,011  $1,100   $1,678
  RATIOS TO AVERAGE NET ASSETS/2/:
  Expenses, including distribution fees                2.00%   2.79% 3.51%/4/
  Expenses, excluding distribution fees                1.00%   1.79% 2.51%/4/
  Net investment income                                5.05%   2.98% 1.71%/4/
  Portfolio turnover                                    188%    175%      61%

--------------------------------------------------------------------------------
1 Information shown is for the period 3-26-96, when Class C shares were first offered, through 11-30-96.
2 Net of expense reimbursement.
3 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total return for periods of less than a full year is not annualized.
4 Annualized.
5 Calculated based upon weighted average shares outstanding during the year.


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     PRUDENTIAL DISTRESSED SECURITIES FUND, INC.   [GRAPHIC]   (800) 225-1852

--------------------------------------------------------------------------------
   The Prudential Mutual Fund Family
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prudential offers a broad range of mutual funds designed to meet your individual needs. For information about these funds, contact your financial adviser or call us at (800) 225-1852. Read the prospectus carefully before you invest or send money.

STOCK FUNDS
Prudential Distressed Securities Fund, Inc.
Prudential Emerging Growth Fund, Inc.
Prudential Equity Fund, Inc.
Prudential Equity Income Fund
Prudential Index Series Fund
 Prudential Small-Cap Index Fund
 Prudential Stock Index Fund
The Prudential Investment Portfolios, Inc.
 Prudential Jennison Growth Fund
 Prudential Jennison Growth & Income Fund
Prudential Mid-Cap Value Fund
Prudential Real Estate Securities Fund
Prudential Small-Cap Quantum Fund, Inc.
Prudential Small Company Value Fund, Inc.
Prudential Tax-Managed Equity Fund
Prudential 20/20 Focus Fund
Prudential Utility Fund, Inc.
Nicholas-Applegate Fund, Inc.
 Nicholas-Applegate Growth Equity Fund

ASSET ALLOCATION/BALANCED FUNDS
Prudential Balanced Fund
Prudential Diversified Funds
 Conservative Growth Fund
 Moderate Growth Fund
 High Growth Fund
The Prudential Investment Portfolios, Inc.
 Prudential Active Balanced Fund

GLOBAL FUNDS
GLOBAL STOCK FUNDS
Prudential Developing Markets Fund
 Prudential Developing Markets Equity Fund
 Prudential Latin America Equity Fund
Prudential Europe Growth Fund, Inc.
Prudential Global Genesis Fund, Inc.
Prudential Index Series Fund
 Prudential Europe Index Fund
 Prudential Pacific Index Fund
Prudential Natural Resources Fund, Inc.
Prudential Pacific Growth Fund, Inc.
Prudential World Fund, Inc.
 Global Series
 International Stock Series
Global Utility Fund, Inc.

GLOBAL BOND FUNDS
Prudential Global Limited Maturity Fund, Inc.
 Limited Maturity Portfolio
Prudential Intermediate Global Income Fund, Inc.
Prudential International Bond Fund, Inc.
The Global Total Return Fund, Inc.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   The Prudential Mutual Fund Family
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

BOND FUNDS
TAXABLE BOND FUNDS
Prudential Diversified Bond Fund, Inc.
Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
 Short-Intermediate Term Series
Prudential High Yield Fund, Inc.
Prudential High Yield Total Return Fund, Inc.
Prudential Index Series Fund
 Prudential Bond Market Index Fund
Prudential Structured Maturity Fund, Inc.
 Income Portfolio

TAX-EXEMPT BOND FUNDS
Prudential California Municipal Fund
 California Series
 California Income Series
Prudential Municipal Bond Fund
 High Income Series
 Insured Series
Prudential Municipal Series Fund
 Florida Series
 Massachusetts Series
 New Jersey Series
 New York Series
 North Carolina Series
 Ohio Series
 Pennsylvania Series
Prudential National Municipals Fund, Inc.

MONEY MARKET FUNDS
TAXABLE MONEY MARKET FUNDS
Cash Accumulation Trust
 Liquid Assets Fund
 National Money Market Fund
Prudential Government Securities Trust
 Money Market Series
 U.S. Treasury Money Market Series
Prudential Special Money Market Fund, Inc.
 Money Market Series
Prudential MoneyMart Assets, Inc.

TAX-FREE MONEY MARKET FUNDS
Prudential Tax-Free Money Fund, Inc.
Prudential California Municipal Fund
 California Money Market Series
Prudential Municipal Series Fund
 Connecticut Money Market Series
 Massachusetts Money Market Series
 New Jersey Money Market Series
 New York Money Market Series

COMMAND FUNDS
Command Money Fund
Command Government Fund
Command Tax-Free Fund

INSTITUTIONAL MONEY MARKET FUNDS
Prudential Institutional Liquidity Portfolio, Inc.
 Institutional Money Market Series


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    FOR MORE INFORMATION
    ________________________________________________________________

Please read this prospectus before you invest in the Fund and keep it for future reference. For information or shareholder questions contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
P.O. BOX 15005
NEW BRUNSWICK, NJ 08906-5005
(800) 225-1852
(732) 417-7555
 (if calling from outside the U.S.)
--------------------------------------------------------------------------------
Outside Brokers Should Contact:
PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC
P.O. BOX 15035
NEW BRUNSWICK, NJ 08906-5035
(800) 778-8769
--------------------------------------------------------------------------------
Visit Prudential's Web Site At:
HTTP://WWW.PRUDENTIAL.COM
--------------------------------------------------------------------------------
Additional information about the Fund can be obtained without charge and can be found in the following documents:

STATEMENT OF ADDITIONAL INFORMATION (SAI)
 (incorporated by reference into this prospectus)

ANNUAL REPORT
 (contains a discussion of the market conditions and investment strategies that significantly affected the Fund's performance)

SEMI-ANNUAL REPORT

You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows:

By Mail:
Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-6009
 (The SEC charges a fee to copy documents.)

In Person:
Public Reference Room in Washington, DC
 (For hours of operation, call (800) SEC-0330)

Via the Internet:
http://www.sec.gov
--------------------------------------------------------------------------------
CUSIP Numbers:
Class A: 743966-10-3
Class B: 743966-20-2
Class C: 743966-30-1

Investment Company Act File No:
811-07491


  Printed on Recycled Paper
[RECYCLE LOGO APPEARS HERE]

MF171A